Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Americas Gold and Silver Corporation (the Company) of our report dated March 27, 2025 relating to the consolidated financial statements, which appears in Exhibit 99.2 to the Company's Annual Report on Form 40-F for the year ended December 31, 2024.

We also consent to the reference to us under the heading "Experts" in such Registration Statement, and the reference to us under the heading "Interest of Experts" in the Annual Information Form, filed as Exhibit 99.1 to the Company's Annual Report on Form 40-F for the year ended December 31, 2024, which is incorporated by reference in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

January 23, 2026